 Exhibit 99.1

PRESS RELEASE

Majesco Announces Fiscal 2018 First Quarter Financial Results

Q1 Fiscal 2018 revenue at $27.9 million,

Cloud Revenues Increased 23% to $7.4 million, and

12-month Order Backlog Up 22%to $77 million, year-over-year.

Morristown, NJ – July 26, 2017 – Majesco (NYSE: MJCO), a global provider of core insurance software and consulting services for insurance business transformation, today announced its financial results for the fiscal 2018 first quarter ended June 30, 2017.

“This quarter marked significant progress in our ongoing transition of our business model towards fast growing cloud. Total cloud business revenue for the first quarter of the fiscal was $7.4 Million, an increase of 23% from $6.0 Million recorded in the same quarter of the previous year. In addition, annualized recurring cloud business revenue grew by 56% to $10.2 million compared to $6.4 million in the same quarter of the previous year.

“I am excited to announce that we have signed a 10-year cloud subscription deal with IBM to support Insurance clients. This is one of the largest deals for Majesco with a potential subscription value over $35 million. I am also encouraged by the 11 clients that successfully went into production with different components of Majesco solutions during the first quarter.

“Fiscal 2018 first quarter revenue of $27.9 million was in line with expectations. Strong order book closures during the quarter resulted in a significant uptick in the backlog and signals positive growth momentum in revenue for the rest of the year. The 12-month order backlog increased by 21% to $77.2 million compared to previous quarter and 22% to the previous year. Margins for the quarter have been negatively impacted primarily due to the ramp up cost to support expected revenue growth in coming quarters.

“The results reflect Majesco’s growing cloud based operating model that is uniquely positioned to take advantage of evolving trends within the insurance industry. As we have stated previously, insurance carriers are shifting their preference from long and expensive modernization programs to fast, nimble, flexible, and pay-as-you-grow engagements for modernization and business growth initiatives. Majesco’s growing revenues from the cloud business demonstrates that the company is well positioned to answer carriers changing needs, while capturing more of this market demand,” stated Ketan Mehta, Majesco’s CEO and Co-Founder.

Financial Highlights

For the first quarter ended June 30, 2017

•	Revenue for the first quarter ended June 30, 2017 were $27.9 million as compared to $32.6 million in the corresponding quarter of last year. The 14.2% decrease during the quarter was due to subscription based Cloud programs with lower implementation revenues replacing a number of on-premise P&C programs moving from implementation to support mode.

•	Gross profit was $11.9 million (42.6% of revenue) for the first quarter ended June 30, 2017, compared to $14.8 million (45.3% of revenue) for the quarter ended June 30, 2016. The drop in margin has been primarily due to the decline in revenue and ramp up of resources to support the revenue growth in the coming quarters

•	Research and development (R&D) expenses were $3.9 million (14.1% of revenue) during the first quarter ended June 30, 2017 as compared to $4.5 million (13.9% of revenue) during the quarter ended June 30, 2016. The decline in R&D expenses has been primarily due to the lower cost post consolidation of the Policy Platform.

•	SG&A expenses were $10.3 million (36.9% of revenue) during the first quarter ended June 30, 2017 as compared to $10.7 million (32.7% of revenue) for the quarter ended June 30, 2016.

•	Adjusted EBITDA for the first quarter ended June 30, 2017 was $(0.4) million (-1.5% of revenue) as compared to $1.0 million (3.1% of revenue) for the quarter ended June 30, 2016.

•	Net loss for the first quarter ended June 30, 2017 was $1.7 million, or $(0.05) per share as compared to a net loss of $0.6 million, or $(0.02) per share, for the quarter ended June 30, 2016.

EBITDA and Adjusted EBITDA are non-GAAP measures. Reconciliation tables of EBITDA and Adjusted EBITDA as used in this press release to GAAP are included in the financial section of this press release.

Balance Sheet

•	Majesco had cash and cash equivalents of $10.3 million at June 30, 2017, compared to $14.9 million at June 30, 2016, and $12.5 million as at March 31, 2017.

•	Total debt at June 30, 2017 was $17.7 million, compared to $17.7 million at June 30, 2016 and $12.6 million as at March 31, 2017.

•	DSO’s were 82 days at June 30, 2017 as compared to 67 days in the previous quarter ended March 31, 2017.

Other Highlights

•	Key wins during the first quarter of fiscal 2018 include:

o	American Capital Assurance Corporation selected Majesco P&C Suite, Majesco Distribution Management, Majesco Business Analytics and Majesco Enterprise Data Warehouse as their platform for growth.

o	Executed a 10-year subscription and services agreement with IBM to support core processing for insurance clients. This is a significant deal for Majesco and represents the growing partnership with IBM to offer a Cloud based Industry Platform for Insurance. Scale wise, this represents the largest deal to date for Majesco Cloud business.

o	Extended the work with a Tier one insurer for Commercial Lines Billing.

o	Extended the work with a mid-market insurer to support their product and market expansion.

•	Majesco’s customer, Homesite Insurance, was selected for the Novarica Impact Award for digital initiative.

•	During the quarter three mid-tier insurers went live with Majesco Policy and start-up Glemham went live in the UK with Majesco CloudInsurer. Six additional customers went live for expanded states or products. In addition, a mid-market insurer successfully upgraded their Majesco Billing to the newest version.

•	Majesco’s 12-month order backlog at June 30, 2017 was $77.2 million as compared to $64.0 million at March 31, 2017 and $63.4 million as at June 30, 2016

Conference Call and Webcast Information

Management of Majesco will conduct a live teleconference to discuss Majesco’s fiscal 2018 first quarter financial results at 4:30 p.m. ET on Wednesday, July 26, 2017. Anyone interested in participating should call 887-719-9801 if calling from the U.S., or 719-325-2469 if dialing internationally. A replay will be available until August 9, 2017, which can be accessed by dialing 844-512-2921 within the U.S. and 412-317-6671 if dialing internationally. Please use passcode 3330353 to access the replay.

In addition, the call will be webcast and will be available on the Company’s website at www.majesco.com or by visiting http://public.viavid.com/index.php?id=125535.

Use of Non-GAAP Financial Measures

In evaluating our business, we consider and use EBITDA as a supplemental measure of operating performance. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We present EBITDA because we believe it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance. We define Adjusted EBITDA as EBITDA before stock-based compensation.

The terms EBITDA and Adjusted EBITDA are not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and are not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and when assessing Majesco’s operating performance, investors should not consider EBITDA or Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA and Adjusted EBITDA do not reflect our actual cash expenditures. Other companies may calculate similar measures differently than Majesco, limiting their usefulness as comparative tools. We compensate for these limitations by relying on U.S. GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

About Majesco

Majesco enables insurance business transformation for approximately 150 global customers by providing technology solutions which include software products, consulting and IT services. Our customers are carriers from the Property and Casualty, Life, Annuity and Group insurance segments worldwide. Majesco delivers proven software solutions and IT services in the core insurance areas such as policy administration, billing, claims, distribution and analytics.

For more information, please visit us on the web at www.majesco.com, or call 1-973-461-5200.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Majesco’s reports that it files from time to time with the Securities and Exchange Commission (SEC) and which you should review, including those statements under “Item 1A – Risk Factors” in Majesco’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 filed with the SEC on June 16, 2017.

Important factors that could cause actual results to differ materially from those described in forward-looking statements contained in this press release include, but are not limited to: integration risks; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; technology development risks; intellectual property rights risks; competition risks; additional scrutiny and increased expenses as a result of being a public company; the financial condition, financing requirements, prospects and cash flow of Majesco; loss of strategic relationships; changes in laws or regulations affecting the insurance industry in particular; restrictions on immigration; the ability and cost of retaining and recruiting key personnel; the ability to attract new clients and retain them and the risk of loss of large customers; continued compliance with evolving laws; customer data and cybersecurity risk; and Majesco’s ability to raise capital to fund future growth.

These forward-looking statements should not be relied upon as predictions of future events and Majesco cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Majesco or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Majesco disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Majesco Contacts:

Corporate Contact	Investor & Media Contact
Ann Massey	SM Berger & Co
SVP-Finance	Andrew Berger
(973) 461-5190	(216) 464-6400
ann.massey@majesco.com	andrew@smberger.com

Majesco and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)

	Three Months ended June 30, 2017	Three Months ended June 30, 2016
Revenue	$27,922	$32,554
Cost of revenue	16,016	17,802
Gross profit	$11,907	$14,752

Operating expenses
Research and development expenses	$3,930	$4,528
Selling, general and administrative expenses	10,313	10,659
Total operating expenses	$14,242	$15,187
Income/(Loss) from operations	$(2,336)	$(435)
Interest income	6	8
Interest expense	(121)	(208)
Other income (expenses),net	(43)	(2)
Income /(Loss) before provision for income taxes	$(2,495)	$(637)
(Benefit)/Provision for income taxes	(844)	(87)
Net Income/(Loss)	$(1,650)	$(550)

Earnings (Loss) per share:
Basic	$(0.05)	$(0.02)
Diluted	$(0.05)	$(0.02)

Weighted average number of common shares outstanding
Basic	36,509,773	36,451,606
Diluted	36,509,773	36,451,606

Majesco and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(All amounts are in thousands of U.S. Dollars except per share data and as stated otherwise)

	June 30, 2017	March 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,452	$11,635
Short term investments	818	829
Restricted cash	54	53
Accounts receivables, net	13,395	12,227
Unbilled accounts receivable	11,633	8,563
Deferred income tax assets	2,643	2,018
Prepaid expenses and other current assets	6,230	5,961
Total current assets	44,224	41,286
Property and equipment, net	3,418	3,659
Intangible assets, net	8,213	8,708
Deferred income tax assets	4,106	3,856
Other assets	293	289
Goodwill	32,216	32,216
Total Assets	$92,469	$90,014

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Capital lease obligation	$244	$310
Loan from bank	7,715	2,561
Accounts payable	2,721	2,923
Accrued expenses and other liabilities	13,213	14,911
Deferred revenue	11,057	10,982
Total current liabilities	34,950	31,687
Capital lease obligation, net of current portion	167	288
Term loan - bank	10,000	10,000
Other	2,226	2,191
Total Liabilities	$47,343	$44,166

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.002 per share – 50,000,000 shares authorized as of June 30, 2017 and 50,000,000 as of March 31, 2017, NIL shares issued and outstanding as of June 30, 2017 and March 31, 2017	-	-
Common stock, par value $0.002 per share – 450,000,000 shares authorized as of June 30, 2017 and 450,000,000 as of March 31, 2017, 36,527,566 shares issued and outstanding as of June 30, 2017 and 36,508,203 as of March 31, 2017	$73	$73
Additional paid-in capital	72,074	71,343
Accumulated deficit	(26,932)	(25,282)
Accumulated other comprehensive income	(88)	(286)
Total equity of common stockholder	45,127	45,848
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$92,469	$90,014

Majesco and Subsidiaries

Reconciliation of U.S. GAAP Net Income to EBITDA and Adjusted EBITDA

(Unaudited)

	Three Months Ended June 30,
(U.S. dollars; in thousands):	2017	2016
Net Income (Loss)	$(1,650)	$(550)

Add:
Provision (benefit) for income taxes	(844)	(87)
Depreciation and amortization	1,268	1,112

Interest expense	121	208

Less:
Interest income	(6)	(8)
Other income (expenses), net	43	2
EBITDA	$(1,068)	$677

Add:
Stock based compensation	655	322
Adjusted EBITDA	$(413)	$999

Revenue	27,922	32,554
Adjusted EBITDA as a % of Revenue	(1.48)%	3.07%